EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 33-38614 and 333-41352) of Raven Industries, Inc. of our report dated March 8, 2004 relating to the consolidated financial statements of Raven Industries, Inc. as of January 31, 2004, 2003 and 2002 and for the years then ended, which appears in the 2004 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 8, 2004 relating to the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
March 31, 2004